Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Expects Double Digit Growth in Application Sales for Second Quarter 2010 Due to Expanding Cloud Strategy and Provides Guidance for 2010 and 2011

SHANGHAI, ATLANTA, June 01, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of hybrid enterprise software applications and services, today announced that, based on preliminary financial projections and estimates, the company expects double digit growth in second quarter 2010 application sales, which is comprised of license revenue plus new total contract value (TCV) for Software-as-a-Service (SaaS) sales secured during the second quarter of 2010, compared to second quarter of 2009 which did not include SaaS sales, as a result of increased new logo sales for its on-premise solutions and expanded cloud sales.

“We are very pleased about our projections for double digit application sales growth for the second quarter as a result of strong increases in on-premise and SaaS sales we have been seeing,” said Bruce Cameron, president of CDC Software. “We are focused on expanding our higher margin recurring revenue stream, such as SaaS revenue, and expect this will gradually increase our gross margin. For instance, we are moving our lower margin Professional Services work to our implementations partners which we expect will increase our gross margin, as well as the percent of recurring revenue from maintenance and from SaaS recurring revenue. As we have said before, we believe that the key to our long-term growth strategy is to develop recurring revenue streams reaching closer to 70 percent of total revenue over the next few years, after completion of our planned SaaS acquisitions and our strategic investments in SaaS companies.”

Since late last year, CDC Software has been executing a three prong SaaS strategy that includes acquisitions of SaaS companies, its Strategic Cloud Investment Program (SCIPP) and the future launch of its internally developed SaaS solutions. Since the end of 2009, CDC Software has acquired four new SaaS companies, all of which are earnings accretive, and plans more acquisitions by the end of the year. Under SCIPP, CDC Software plans to make minority investments in, and form strategic reselling partnerships with, companies offering cloud-based or point solutions which complement its enterprise solutions portfolio. Since SCIPP’s inception in the second quarter of 2010, CDC Software has invested in e-BizNET, a provider of SaaS supply chain execution solutions, and Marketbright, a provider of SaaS marketing automation solutions. CDC Software announced last week that its CDC Respond complaint management solution will be its first cloud application developed on the Windows Azure platform.

Cameron added, “We have been seeing positive trends in our on-premise sales and we have been executing on our three prong SaaS strategy to grow recurring SaaS revenue. Already, we are very pleased with the performance of our recently acquired companies which have exceeded our internal expectations. For instance, we have been seeing several six digit contracts in our SaaS pipeline and our SaaS solutions have been proving to be very sticky, with nearly 100 percent renewal rates. Furthermore, we believe we are one of the first enterprise software companies with a SaaS rollup strategy, and we plan to continue making more of these acquisitions by the end of the year that fit within our valuation criteria. CDC Software has solid cash on hand, and with our new Wells Fargo credit facility, we believe we have the flexibility to acquire larger scale SaaS companies if it is a good fit.”

According to Cameron, “Our guidance reflects our move to a hybrid model and our focus on generating more SaaS business. As a result, we believe that we will recognize less revenue up front compared to our traditional license model, and will also be realizing more expenses in R&D, sales and marketing and other integration-related costs as we ramp up our SaaS business. Nonetheless, we believe our 2010 and 2011 EPS forecast may be one of the highest compared to our hybrid enterprise software peer groups.”

Based on preliminary financial projections and estimates, CDC Software is providing its first guidance as a hybrid enterprise software company, and expects 2010 Non-GAAP earnings per share( a) to be in a range of $1.15 to $1.25 and Non-GAAP revenue(a) to be in the range of $220 to $230 million. CDC Software also expects 2011 earnings per share to be in the range of $1.35 to $1.45 and Non-GAAP revenue to be in the range of $245 million to $255 million. The company believes that this EPS guidance for 2010 better reflects CDC Software’s hybrid enterprise software operating model that includes increased spending in research and development and sales and marketing, and the integration costs of its SaaS acquisitions. The 2010 Non-GAAP revenue guidance also includes the potential effects of two to three significant SaaS acquisitions that the company may pursue.

Based upon current projections and estimates, total annualized recurring revenue is also expected to be approximately 55 percent of total revenue by the end of 2010 and approximately 60 percent by the end of 2011. Also, SaaS revenue is expected to be about $18.9 million for 2010 and $48 million for 2011. TCV is expected to be about $50 million by Dec. 31, 2010 and close to $100 million by the end of 2011. With TCV, plus CDC Software’s approximately $100 million maintenance revenue, the Total Contracted Recurring revenue is expected to be close to $200 million by 2011.

Cameron concluded, “With our healthy sales momentum, recurring revenue growth, organic growth, efficient cost management and the synergistic acquisitions we have recently completed, along with the inroads we made with license sales in emerging growth economies such as India and China, I feel cautiously optimistic on our long-term prospects. I also believe that CDC Software will continue to strive to improve its business fundamentals and operational metrics in the future.”

(a) Adjusted Financial Measures

This press release includes Non-GAAP earnings per share and Non-GAAP revenue, which are not prepared in accordance with GAAP (“Non-GAAP Financial Measures”). Non-GAAP Financial Measures are not alternatives for measures such as earnings per share or revenue prepared under generally accepted accounting principles in the United States (“GAAP”). These Non-GAAP Financial measures may also be different from Non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that these Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

*	Special Note Regarding CDC Software Financial Projections and Guidance

The financial estimates and guidance contained herein apply only to CDC Software Corporation, a subsidiary of CDC Corporation. These estimates and guidance amounts do not apply to, and are not indicative of, the expected consolidated financial performance of CDC Corporation, or the expected financial performance of CDC Games Corporation, China.com, Inc. or any of their respective subsidiaries. Investors are cautioned not to place reliance on the financial estimates and guidance set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation, and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation and CDC Software Corporation, from time to time.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations relating to our expectations for increases in second quarter 2010 application sales and the magnitude thereof, our projections regarding increases in on premise and SaaS sales, our expectations regarding potential increases in gross margin and the reasons therefor, our beliefs regarding our long-term strategy and the manner in which to achieve it, our beliefs regarding any trends or patterns we have seen, and the potential continuation thereof, our beliefs regarding planned acquisitions and the completion thereof, our beliefs and plans with respect to future products, such as the development of CDC Respond on the Windows Azure platform, our expectations regarding recent deal size in our SaaS pipeline, our beliefs regarding stickiness or renewal rates of our contracts, our beliefs regarding cash on hand and our ability to consummate larger scale SaaS acquisitions, our beliefs regarding revenue recognition and expenses, our beliefs regarding planned future acquisitions and strategic investments, our beliefs regarding 2010 and 2011 earnings per share and our expectations in relation to the performance of our peers, our expectations regarding 2010 and 2011 Non-GAAP earnings per share and Non-GAAP revenue, our beliefs regarding our estimates and projections, our beliefs regarding total annualized recurring revenue, SaaS revenue, TCV and Total Contracted Revenue, our beliefs regarding improvements in our business fundamentals and operational metrics in the future, our beliefs regarding our Q2 2010 pipeline and our expectations regarding increases in new logo license sales, sales to our installed base customers and our sales pipeline, our beliefs regarding license sales from newly-acquired companies including the continuation thereof, our beliefs regarding reasons for increases in revenues, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; and (p) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.